Exhibit 99.1

I.C.Isaacs Holds Annual Stockholders' Meeting

    NEW YORK--(BUSINESS WIRE)--July 2, 2003--I.C.Isaacs & Company, Inc. (OTCBB:ISAC.OB) held its Annual Stockholders Meeting in New York on June 30, 2003. Approximately 94% of the eligible shares were represented in the voting.

    The proposals approved by the stockholders provided for:

    -- Declassification of the Board of Directors and for annual election of all directors (approved by 89% of all outstanding shares),

    --  re-election of Robert Stec, Neal J. Fox, and Olivier
        Bachellerie to the Board (approved by 92% of all outstanding shares),

    -- election of Robert Conologue, the corporation's Executive Vice President, Chief Operating Officer and Chief Financial
        Officer, to the Board (approved by 92% of all outstanding shares),

    -- increase in the number of common shares issuable pursuant to the Amended and Restated Omnibus Stock Plan from 1,600,000 shares to 2,200,000 shares (approved by 62% of all outstanding shares), and

    -- ratification of the appointment of BDO Seidman LLP as independent auditors (approved by 94% of all outstanding shares).

    THE COMPANY

    I.C.Isaacs & Company, Inc. is a designer and marketer of branded jeanswear and sportswear based in New York. The Company offers full lines of jeanswear and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    CONTACT: I.C.Isaacs & Company, Inc.
             Robert Conologue, 212/563-0761